Exhibit 99.1

PB Bancorp, Inc.

News Release

FOR IMMEDIATE RELEASE
Contact: Thomas A. Borner, President and CEO, PB Bancorp, Inc.
Telephone: (860) 928-6501

PB BANCORP, INC. ANNOUNCES QUARTERLY DIVIDEND

PUTNAM, CT – October 4, 2019 – Thomas A. Borner, President and CEO of PB Bancorp, Inc., has announced that the Company’s Board of Directors has declared a quarterly cash dividend on the Company’s common stock of $0.07 per share. The dividend will be payable to all stockholders of record as of October 16, 2019, and is scheduled to be paid on October 30, 2019.

"We are pleased to announce this quarterly dividend payment for the Holding Company" said Mr. Borner. “We believe that providing a reasonable return to our stockholders is an important part of being a community bank.  We will continue to work towards achieving sustained success in building on our brand of community banking. We remain confident that in serving our mission of enhancing the quality of life in the communities we serve is good for all of us”.

PB Bancorp, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a state chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its eight full-service offices. Putnam Bank also operates a full-service loan center in Putnam, Connecticut. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. PB Bancorp, Inc.’s common stock trades on the NASDAQ Capital Market under the symbol PBBI.